Exhibit 99.1

Equinix, Inc. Responses to Questions Pertaining to Business Outlook

October 7, 2010

Business Overview

The fundamentals of the Equinix business continue to be strong with expected organic growth in excess of 20 percent in 2010, generating $540 million of adjusted EBITDA. Gross bookings in the third quarter, across all three regions, were strong and consistent with our expectations. We achieved notable wins across each of our vertical segments that will continue to enhance the strength of our ecosystems.

We recently completed an analysis of the network neutral colocation and interconnection market. This analysis validated the strength of our opportunity given the needs of both our existing and future customer base, and supports our ability to build a $2 billion revenue business. Equinix is the global market leader and will continue to distinguish itself from its competition. We will provide further details on our broader opportunity as well as initial expectations for 2011 during our third quarter earnings call on October 26, 2010 and Analyst Day on November 11, 2010.

Current Pricing and Booking Trends

In our core business, pricing remains firm and we have seen no fundamental change in customer demand or interactions. Our target customers have high-performance applications and are part of strategic ecosystems residing inside our data centers – these customers include those who have a high demand for bandwidth consumption, those who require close proximity to various financial trading platforms and those who need to interconnect to data, video and cloud service providers. We see increasing demand from customers managing these high value applications – consistent with our strong gross bookings this quarter – and we expect to be able to maintain our price targets for these deployments.

From time to time, we may renegotiate with strategic customers to extend the term of their contract or secure incremental business. As an example, during the third quarter, we had two contract renegotiations with certain magnet customers that allowed us to extend the terms of their agreements to three years in return for pricing discounts. These renewals reduced our MRR by approximately $300,000. This enabled us to retain long-term relationships with these important customers, enhance the value of two key ecosystems and secure total contract value in excess of $75 million. This is a practice that we have done in the past, and may do in the future provided we enhance the value of our ecosystems while increasing our total contract value of the customer relationship.

Additionally, we also have, and always had, customers who are not necessarily part of an ecosystem but who value our operational reliability, quality, security and global scale. They represent approximately 25 percent of our installed base in North America. These customers value the premium level of data center service, and are typically not susceptible to churn, recognizing they tend to be at the lower end of our pricing spectrum. However, there is a subset of these customers, typically with large footprints, who have seen value in bifurcating their deployments between Equinix and a wholesale service provider, which is typically a lower cost alternative. The churn that may be associated with this bifurcation is typically embedded in our guidance ranges. In many cases, when a deployment of this nature churns out, we are typically able to replace the deployment with a higher priced, retail customer who can benefit from our network neutral and ecosystem focus. Consistent with above, during the quarter, we experienced some churn related to a North America customer relocating their environment to a lower cost service provider. This churn was anticipated and consistent with our prior guidance.

Switch & Data Integration

Overall, the Switch & Data integration has gone well. Our initial plan was to focus on cost synergies and to date we are ahead of schedule to achieve our $20 million target, which will contribute to our expected strong adjusted EBITDA performance. However, we have seen some temporary softness in the bookings related to the Switch & Data assets in the third quarter, which we attribute to some of the expected integration challenges post-acquisition including sales force re-alignment, distraction and turnover, as well as the new task of selling into 16 additional markets. We are in the process of putting programs in place to increase the bookings activity and improve the corresponding utilization levels of the Switch & Data facilities as we exit 2010.

Overall, the Switch & Data pipeline is strengthening, and we had several notable wins in the third quarter. We have strong customer interest in the Switch & Data footprint and are in discussions with several national accounts who are looking to expand their deployments into multiple locations.